Exhibit 10.1

May 13, 2015

Cory Douglas

c/o Medidata Solutions, Inc.

350 Hudson Street

New York, NY 10014

Dear Cory,

This Letter Agreement incorporating the annexed General Release (collectively sometimes referred to as the “Agreement”) contains the terms and conditions applicable to your separation from employment with Medidata Solutions, Inc. or any applicable subsidiary thereof (the “Company”) and is in full settlement of all claims you now have or may have against the Company as more fully set forth in the General Release and except as otherwise provided in the Agreement.

By this Agreement, you will resign your position as Chief Financial Officer with the Company effective May 18, 2015. From the period of time between May 18, 2015 through September 30, 2015 you will become an “Executive Advisor”. Your employment with the Company will terminate, and your position as Executive Advisor will end on September 30, 2015 (the “Termination Date”).

During the transition period between May 18, 2015 through September 30, 2015, you will assist with respect to continuing or future matters related to or arising out of your employment with the Company as may be reasonably requested of you from time-to-time by Tarek Sherif, Glen de Vries or their designees. You will be allowed to commence new employment outside of the Company, so long as such employment (i) does not interfere with your duties as an Executive Advisor, or (ii) violate the terms of your non-compete or any other ongoing restrictive covenants to the Company.

You should discuss this offer with an attorney. If, after consulting with the attorney of your choice, you feel you have a significant concern, which is not adequately addressed herein, you should not sign this Agreement.

1. Severance and Settlement Payments. Subject to the Company’s receipt of a fully executed copy of this Agreement and General Release, the Company will provide you with the following:

(a)	Salary continuation through September 30, 2015.

(b)	A lump sum payment equal to three (3) months base pay in the amount of $85,000.00 subject to normal taxes and payroll withholding to be paid October 15, 2015;

(c)	Payment of your COBRA premium for the period of October 1, 2015 through March 31, 2016, or until your benefits are covered through a new employer, whichever comes first.

(d)	Continued equity vesting through September 30, 2015. For clarification purposes, your participation in the Company’s Long Term Incentive Plan (LTIP) represented by your long term performance-based restricted stock unit agreement dated February 14, 2013 (the “LTIP Agreement”) will continue through the Termination Date and you will remain eligible to earn a 91.67% pro rata portion of the PBRSUs. You understand that any PBRSUs earned remain subject to the LTIP and will be settled in accordance with the terms of your LTIP Agreement and that in the event the LTIP plan does not meet the minimum target of 100%, no equity under the LTIP Agreement will vest.

You understand and acknowledge that all rights and claims waived and released herein are in exchange for the severance payments noted in this provision, along with other consideration provided in this Agreement to which you otherwise would not be entitled. Accordingly, no severance payment or other consideration will be paid if the Agreement is not fully executed or is revoked as provided below.

2. Vacation. Medidata has no formal policy regarding pay during such absences from work for exempt employees. As a result, Medidata’s exempt employees do not accrue vacation pay or other paid time off.

3. Benefits. Your benefits will continue through September 30, 2015 in accordance with the Company’s benefits plans. Certain group medical benefits may be continued under COBRA; further information will be supplied to you concerning the continuation of such benefits within two weeks of your last day of employment. Any unvested stock options will be immediately terminated upon termination of your employment.

4. Stock Options. If you were granted stock options at any point during your employment, vesting ceases on your Termination Date. In addition, please note that you have 90 days from Termination Date in which to purchase any options that have vested You can inquire as to the number of options that have vested, as well as other questions regarding the exercising of options, by emailing Chris Bohme in our HR Department at cbohme@mdsol.com.

5. No Other Payments Due. Except as specifically provided in this Agreement, you understand that you are not entitled to any other payments for salary, benefits, bonuses, allowances, severance pay, notice pay, vacation, or holidays, or to any other form or kind of payment or compensation.

6. No Discrimination. You acknowledge that your separation from employment is not motivated by discrimination or any other improper or unlawful reasons and that the Company has not discriminated against you, breached any express or implied contract with you or otherwise acted unlawfully towards you during the course of your employment.

7. General Release. As a condition to the Company’s severance payment and related benefits under Section 1 hereof, you shall execute a general release of all claims you now have or may have against the Company. You agree to execute and be bound by the terms of the General Release annexed to and made part of this Agreement.

8. References. The Company, in accordance with its policy on references, will provide prospective employers, upon written request addressed to the Human Resources Department, with its usual verification of employment data. It shall be limited to dates of employment and the position held at the time of your separation. The reason for separation will not be disclosed.

9. Non-Removal/Return of Property. You agree not to remove any documents, equipment or property belonging to the Company, its employees, clients or others doing business with it. On or before the Termination Date, you shall return your laptop computer, printer and related software to my attention at the Company’s principal office located at 350 Hudson Street, 9th Floor, New York, NY 10014. In the event you fail to return such equipment in a timely manner, you acknowledge that the Company may suspend any settlement and severance payments until the equipment is returned. You further agree to return, on or before the effective date (i) all other equipment and property belonging to the Company which is now in your possession or control, including copies of any and all documents containing information of a proprietary or confidential nature, and any information downloaded from any Company computer in any format and (ii) any Company keys, passes, or identification cards not previously returned.

10. Confidential Information, Non-Solicitation and Non-Competition. You understand that in connection with your employment with the Company you have acquired and been privy to certain proprietary or business information relating to the Company and its affiliates, including confidential information and trade or business secrets not readily available in the marketplace or to the public. Such information may include, but is not limited to, information relating to operations, business plans, and the identity of clients. You acknowledge and reaffirm your obligation, pursuant to the Employee Confidentiality, Inventions Assignment and Non-Competition Agreement signed by you on January 10, 2008 (the “Employee Agreement”), to hold all Company Confidential Information in confidence and not to disclose, use, copy, or publish any Confidential Information after termination of your employment, except as authorized in writing by an officer of Medidata. You further acknowledge and reaffirm your ongoing non-solicitation and non-competition obligations pursuant to the Employee Agreement,

11. Non-Disclosure. You understand and agree that the terms and contents of this Letter Agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential and shall not be disclosed except to your spouse or to the Parties’ attorneys, or accountants or other paid advisors who are obligated or agree to maintain the terms and conditions of this Separation Agreement confidential, except to the extent publicly disclosed by the Company or required by law.

12. Non-Disparagement. You on the one hand, and the Company’s executive officers and directors with knowledge of this Agreement on the other, agree not to make any negative statement about or disparage the other party with any written or oral statement. Notwithstanding the foregoing, nothing in the clause shall be deemed to limit in any way statements that either party in good faith believe are truthful to any regulatory or enforcement agency which requests information or in connection with any other legal or regulatory proceeding.

13. Cooperation. You agree to cooperate reasonably with the Company, when reasonably requested by the Company, in connection with any future or ongoing litigation, investigation or other matter, including any proceeding before an administrative, judicial, or legislative body or agency, that is directly or indirectly related to your duties with the Company, pertinent knowledge possessed by you or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Upon timely submission of appropriate documentation, the Company shall pay, or reimburse you for all expenses reasonably incurred by you in complying with the terms of this paragraph.

14. Waiver of Re-Employment. You further understand and agree that the Company, and any other company owned or operated by it or related to it, past or present, shall not be under any obligation to reinstate you as an employee or to consider you for employment or re-employment, and you waive any right to reinstatement that you may possess, which is denied. You agree that if you are subsequently employed by the Company, you shall voluntarily resign.

15. Representations and Acknowledgements. You represent and acknowledge that you have carefully read and understand the provisions of this Agreement and the incorporated General Release, that they contain the entire understanding between you and the Company and that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company or any affiliated entity, not set forth therein. All prior non-compete, confidentiality, intellectual property and/or restrictive covenant agreements between you and Medidata shall remain in full force and effect in accordance with their terms. You agree that this Agreement may not be modified except in a written document, signed by you and the Company.

16. Non-Admissions. This Agreement is not intended as, and should not be construed as, evidence of any wrongdoing on your part or on the part of the Company or its affiliates, or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever.

17. Applicable Law. This Agreement, including the General Release, shall be construed and governed pursuant to the laws of the State of New York pertaining to contracts to be performed therein.

18. Who is Bound. We agree that the Agreement is binding upon and will inure to the benefit of the parties and to each of its heirs, executors, administrators, trustees, representatives, successors or assigns. The promises that you have made to the Company, you agree, are also made for the benefit of its subsidiaries, affiliates, parents and all other related existing, succeeding or predecessor corporations.

You may signify your acceptance of the terms and conditions of this Agreement, including the incorporated General Release, by signing both the enclosed copy of the Agreement and your General Release and returning them to me.

For a period of seven (7) calendar days following your execution of this Agreement, you may revoke this Agreement, and rescind your assent thereto. This Agreement shall not become effective or enforceable until seven (7) days have passed following your execution of this Agreement. The effective date of this Agreement shall be the eighth calendar day after you execute this Agreement, if you have not earlier revoked it. You may revoke this Agreement only by giving written notice of revocation to the Company within the aforementioned seven (7) day period. Your revocation can be made by letter, certified mail, return receipt requested, or by facsimile (with subsequent confirmation of receipt by Medidata) to my attention at 212-918-1800 and should state that you choose to revoke your prior acceptance of this Agreement.

The parties further agree and acknowledge by signing this Agreement that except as set forth in Section 10 above, this document (together with the Release) constitutes the full and complete understanding between them and that no other understanding, verbal or written, exists between the parties.

Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

We wish you the best in your future endeavors.

/s/ Eileen Schloss

Eileen Schloss

Executive Vice President, Human Resources

Accepted and agreed to:

/s/ Cory Douglas
Cory Douglas

Dated:	5/13/2015

GENERAL RELEASE

As consideration for the settlement and severance pay and other benefits and promises to which Cory Douglas, the Releasor, would not be otherwise entitled, which are set forth in the Letter Agreement between Releasor and Medidata Solutions, Inc., dated May 13, 2015, the Releasor, with the intention of binding him/herself, his/her heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges Medidata Solutions, Inc., its affiliates, subsidiaries, parent, predecessor and successor corporations and their employees, officers, directors, shareholders, agents, attorneys, representatives and trustees or administrators under any employee benefit plans (collectively referred to as the “Releasees”), from any and all claims (with the exception of unemployment insurance), demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which Releasor had, now has or in the future may or could have, against Releasees arising out of or relating to any matter up to the date of the execution of this General Release, including but not limited to any and all claims in connection with Releasor’s employment with Medidata Solutions, Inc. (or with any other Releasee) and the termination thereof, excluding any claims to enforce Releasor’s rights under the Letter Agreement. This General Release and the Letter Agreement are sometimes collectively referred to as the “Agreement.”

Without limiting the generality of the foregoing, Releasor agrees that he/she knowingly and voluntarily waives all rights he/she has or may have (or that of anyone on her behalf) to commence or prosecute any legal proceeding or action under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, under any other claims arising under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional), under the statutory, regulatory or common law of any jurisdiction, including but not limited to any and all tort claims (e.g., defamation, intentional infliction of emotional distress, negligent hiring, or retention, conversion, interference with contract, abusive discharge), and under any and all federal, state or local laws relating to benefits, labor or employment standards or retaliation (e.g., whistleblowing).

If prior to the date of execution of this General Release, Releasor filed charge(s), complaint(s) or action(s) against any of the Releasees related to any matter released or waived herein, Releasor agrees to withdraw or discontinue them and execute all documents necessary to effectuate their withdrawal or discontinuance.

Should any proceeding be instituted by or on behalf of Releasor with respect to matters here settled, released or waived, then the Letter Agreement and this General Release shall be deemed full satisfaction of any such claim(s) and sufficient basis for their immediate dismissal.

RELEASOR ACKNOWLEDGES THAT HE/SHE FULLY UNDERSTANDS THE CONTENTS OF THE LETTER AGREEMENT AND GENERAL RELEASE AND EXECUTES THEM FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Acknowledgment of Waiver of Claims under ADEA. In the event Employee is age 40 or more as of the date hereof, Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Releasees agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. If the ADEA waiver is applicable, Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has at least twenty-one (21) days from the date he/she receives this Agreement within which to consider this Agreement; (c) he/she has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to me by close of business on the seventh day from the date that Employee signed this Agreement. Employee understands that, although Employee has twenty-one (21) days to consider the Agreement, Employee may accept the terms of the Agreement at any time within those twenty-one (21) days.

This General Release shall not become effective or enforceable until seven (7) days have passed following Employee’s execution.

RELEASOR has signed this General Release this 13th day of May, 2015.

RELEASOR:

/s/ Cory Douglas